Wilsons The Leather Experts Inc. and Subsidiaries
Supplemental Information — Consolidated Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

Reconciliation of GAAP Consolidated Statement of Operations to Adjusted Statement of Operations:

	Three Months Ended	Restructuring	Three Months Ended
	January 31,	And Other	January 31,
	2004 - As Reported	Charges (1)	2004 - Adjusted

Net sales	$268,094	$3,290	$264,804
Cost of goods sold, buying and occupancy costs	168,070	7,172	160,898

Gross margin	100,024	(3,882)	103,906
Selling, general and administrative expenses	50,309	2,805	47,504
Depreciation and amortization	6,675	1,912	4,763

Operating income	43,040	(8,599)	51,639
Interest expense, net	3,237	—	3,237

Income from continuing operations before income taxes	39,803	(8,599)	48,402
Income tax provision	27,431	—	27,431

Income from continuing operations	12,372	(8,599)	20,971

Net Income	$12,372	$(8,599)	$20,971

Basic earnings per share:
Income from continuing operations	$0.60	$0.42	$1.02

Basic earnings per share	$0.60	$0.42	$1.02

Weighted average shares outstanding — basic	20,641	—	20,641

Diluted earnings per share:
Income from continuing operations	$0.60	$0.41	$1.01

Diluted earnings per share	$0.60	$0.41	$1.01

Weighted average shares outstanding — diluted	20,776	—	20,776

(1)	Includes $8.6 million related to the transfer of inventory to an independent liquidator in conjunction with the expected closing of approximately 111 stores, severance related to staff reductions; accelerated depreciation related to store closings; a loss on disposal of assets associated with the closing of the Las Vegas distribution center, and other miscellaneous charges.

Wilsons The Leather Experts Inc. and Subsidiaries
Supplemental Information — Consolidated Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

Reconciliation of GAAP Consolidated Statements of Operations to Adjusted Statement of Operations

	Year Ended	Restructuring	Year Ended
	January 31,	And Other	January 31,
	2004 - As Reported	Charges (1)	2004 - Adjusted

Net sales	$521,025	$3,290	$517,735
Cost of goods sold, buying and occupancy costs	377,060	7,172	369,888

Gross margin	143,965	(3,882)	147,847
Selling, general and administrative expenses	150,678	2,805	147,873
Depreciation and amortization	19,207	1,912	17,295

Operating loss	(25,920)	(8,599)	(17,321)
Interest expense, net	10,868	—	10,868

Loss from continuing operations before income taxes	(36,788)	(8,599)	(28,189)
Income tax benefit	(3,205)	—	(3,205)

Loss from continuing operations	(33,583)	(8,599)	(24,984)

Net Loss	$(33,538)	$(8,599)	$(24,939)

Basic and diluted loss per share:
Loss from continuing operations	$(1.64)	$0.42	$(1.22)

Basic loss per share	$(1.64)	$0.42	$(1.22)

Weighted average shares outstanding — basic and diluted	20,528	—	20,528

(1)	Includes $8.6 million related to the transfer of inventory to an independent liquidator in conjunction with the expected closing of approximately 111 stores, severance related to staff reductions; accelerated depreciation related to store closings; a loss on disposal of assets associated with the closing of the Las Vegas distribution center, and other miscellaneous charges.